UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2007

ENTERPRISE GP HOLDINGS L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-32610	13-4297064
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1100 Louisiana, 10th Floor
Houston, Texas 77002
(Address of Principal Executive Offices, including Zip Code)
(713) 381-6500
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On April 26, 2007, Enterprise GP Holdings L.P. issued a press release regarding its consolidated and parent-only financial results for the three months ended March 31, 2007. A copy of the earnings press release is filed as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated by reference into this Item 2.02.

Unless the context requires otherwise, references to “we,” “us,” “our,” or “Enterprise GP Holdings” within the context of this Current Report on Form 8-K refer to the consolidated business and operations of Enterprise GP Holdings L.P. References to “Enterprise Products Partners” refer to Enterprise Products Partners L.P. and its subsidiaries. References to “EPCO” refer to EPCO, Inc., which is a related party affiliate and our ultimate parent company.

Basis of Presentation of Financial Information

Enterprise GP Holdings L.P. (the “parent company”) has no separate operating activities apart from those conducted by Enterprise Products Operating L.P. (the “operating partnership” of Enterprise Products Partners). The parent company’s principal sources of cash flow are its investments in limited partner and general partner interests of Enterprise Products Partners. The parent company’s primary cash requirements are for general and administrative costs, debt service requirements and distributions to its partners.

In order for our unitholders and others to more fully understand the financial condition and results of operations of the parent company on a standalone basis, this press release includes financial information of the parent company apart from that of our consolidated partnership.

The parent-only statement of operations includes earnings from its equity-method investments in Enterprise Products Partners and Enterprise Products GP, LLC as a component of operating income. These investments are the primary source of earnings for the parent company on a standalone basis. In accordance with generally accepted accounting principles in the United States of America (“GAAP”), such equity earnings are eliminated in the consolidation of Enterprise Products Partners’ and Enterprise Products GP, LLC’s financial statements with those of the parent company.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of distributable cash flow. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with GAAP. Our non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income, net cash flow provided by operating activities or any other GAAP measure of liquidity or financial performance.

Distributable cash flow. We define distributable cash flow as cash distributions expected to be received from Enterprise Products Partners in connection with the parent company’s investments in limited partner and general partner interests of Enterprise Products Partners minus (i) parent-only expenditures for general and administrative costs and debt service and (ii) general and administrative costs of Enterprise Products GP, LLC. Distributable cash flow is a significant liquidity metric used by senior management to compare net cash flow generated by the parent company’s equity investments to the cash distributions the parent company is expected to pay its unitholders. Using this metric, senior management can quickly compute the coverage ratio of estimated cash flow to planned cash distributions.

Distributable cash flow is an important non-GAAP financial measure for the parent company’s limited partners since it indicates to investors whether or not the parent company’s investments are generating cash flow at a level that can sustain or support an increase in quarterly cash distribution levels. Financial metrics such as distributable cash flow are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which, in turn, is based on the amount of cash distributions a partnership pays to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net cash flow provided by operating activities.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Enterprise GP Holdings L.P. press release dated April 26, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE GP HOLDINGS L.P.

By:	EPE Holdings, LLC,
its General Partner

Date: April 26, 2007	By: ___/s/ Michael J. Knesek_____________________
Name:	Michael J. Knesek
Title:	Senior Vice President, Controller and Principal
Accounting Officer of EPE Holdings, LLC

Exhibit Index

Exhibit No.	Description

99.1	Enterprise GP Holdings L.P. press release dated April 26, 2007.